           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Multi-State Municipal Trust:

We consent to the use in this Registration Statement of Oppenheimer
Pennsylvania Municipal Fund, Oppenheimer New Jersey Municipal Fund, and
Oppenheimer Rochester National Municipals (collectively the Oppenheimer
Multi-State Municipal Trust), of our report dated September 14, 2006, included in the Statement of Additional Information, which is part of such
Registration Statement, and to the references to our firm under the headings
"Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered Public Accounting
Firm" appearing in the Statement of Additional Information.

                              /s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
September 22, 2006